Exhibit 2.3
WAIVER AND RELEASE AGREEMENT AND AMENDMENT NO. 2
TO SECURITIES PURCHASE AGREEMENT

    This WAIVER AND RELEASE AGREEMENT AND AMENDMENT NO. 2 TO SECURITIES PURCHASE AGREEMENT (this “Amendment”), dated as of December 1, 2023, is by and among AEP EnCap HoldCo, LLC, a Delaware limited liability company (“AEP EnCap”), Ameradvance Management LLC, a Delaware limited liability company (“ManagementCo” and, together with AEP EnCap, each a “Seller” and collectively, “Sellers”), and MRC Hat Mesa, LLC, a Delaware limited liability company (“Purchaser”). Capitalized terms used in this Amendment but not otherwise defined herein shall have the respective meanings given to such terms in the Agreement (as defined below).

    WHEREAS, Sellers, Advance Energy Partners Holdings, LLC, a predecessor in interest to Purchaser, Purchaser and, solely for purposes of Section 14.18 thereof, MRC Energy Company, a Texas corporation, have entered into that certain Securities Purchase Agreement, dated as of January 24, 2023 (as amended by that certain Amendment No. 1 to Securities Purchase Agreement, dated as of April 5, 2023, and as may be further amended, restated, and/or otherwise supplemented, from time to time, the “Agreement”); and

    WHEREAS, Purchaser has asserted Defects with respect to certain of the Assets;

WHEREAS, Purchaser has asserted certain claims for indemnification under the Agreement pursuant to that certain Indemnity Claims Notice, dated September 1, 2023 (the “Indemnity Notice”);

WHEREAS, the Parties desire to fully and finally settle (i) all claims related to Defects under the Agreement and (ii) all claims for indemnification asserted pursuant to the Indemnity Notice, in each case, subject to the terms of this Agreement;

WHEREAS, AEP EnCap and MRC Permian Company (“MRC Permian”), an Affiliate of Purchaser, are entering into a Purchase and Sale Agreement concurrently with the execution of this Amendment pursuant to which MRC Permian will purchase certain mineral and royalty interests, rights and related assets and will receive a benefit from the transaction contemplated therein such that the Purchaser has agreed to enter into this Amendment;

WHEREAS, pursuant to and in accordance with Section 14.9 of the Agreement, Sellers and Purchaser desire to amend the Agreement, on the terms and subject to the conditions set forth herein.

    NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained herein and in the Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Release.

a.Purchaser (for itself and its Affiliates, and all of its and their respective stockholders, partners, members, directors, officers, managers, employees, attorneys, consultants, agents and representatives (collectively, the “Purchaser Releasors”)) does hereby fully and finally release, waive and forever discharge Sellers and each of their respective Affiliates, and all of their respective stockholders, partners, members, directors, officers, managers, employees, attorneys, consultants, agents and representatives (collectively, the “Seller Releasees”) from any and all claims, causes of action, demands, liabilities, obligations, rights, damages, costs, expenses, interest, attorney fees, and compensation of any nature whatsoever, known or unknown, asserted or unasserted, absolute or contingent, liquidated or unliquidated, whether based upon tort, contract, statute, common law, or any other theory of recovery, and whether for compensatory, statutory, exemplary, or any other type of damages or for equitable relief, which a Purchaser Releasor might now or subsequently may have (collectively, “Claims”), arising from, based upon, related to or associated with (i) any Defects under the Agreement, whether or not asserted by Purchaser, or (ii) the claims or factual matters expressly described in the Indemnity Notice, including the exhibits attached thereto (the “Supporting Documentation”), IN EACH CASE REGARDLESS OF CAUSE, INCLUDING THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT) OF ANY SELLER OR SELLER RELEASEE, STRICT LIABILITY, OR ANY OTHER REASON WHATSOEVER.

b.The parties hereto acknowledge and agree that they may be unaware of or may discover facts in addition to or different from those which they now know or believe to be true related to or concerning the Claims released under Section 1.a (the “Released Claims”). The Parties know that such presently unknown or unappreciated facts could materially affect the claims or defenses of a party or parties hereto or other Persons. It is nonetheless the intent of the parties hereto to give a full and complete release and discharge of the Released Claims. To that end, with respect to the Released Claims only, Purchaser expressly waives and relinquishes any and all provisions, rights and benefits conferred by any Law of the United States or of any state or territory of the United States or of any other relevant jurisdiction, or principle of common law. The Parties acknowledge and agree that this Section 1.b. was separately bargained for and is a key element of this Amendment.

c.Purchaser hereby covenants, on behalf of itself and the Purchaser Releasors, not to bring any Released Claim before any court, arbitrator, or other tribunal in any jurisdiction, whether as a claim, a cross-claim or counterclaim or otherwise seek to recover any purported damages or losses or other amounts arising or resulting from or relating to any Released Claims. Any Seller Releasee subject to a Released Claim (a “Released Person”) may plead this Amendment as a complete bar to any Released Claim brought in derogation of this covenant not to sue.

d.Notwithstanding the provisions of this Amendment, each Seller (for itself and each of the other Seller Releasees) agrees and acknowledges, for the avoidance of doubt, that nothing in this Amendment shall restrict or limit in any way Purchaser or any other member of the Purchaser Group from asserting and prosecuting any claim for indemnification under the Agreement, and otherwise seeking any and all remedies available to any member of the Purchaser Group under the Agreement for such indemnification, with respect to any claim or factual matter that is not a Defect or expressly described in the Indemnity Notice or Supporting Documentation, including any additional claim or Action under the SUA or Letter Agreement (as such terms are defined in the Indemnity Notice) with respect to any claim or factual matter that is not expressly described in the Indemnity Notice or Supporting Documentation.

2.Concurrently with the execution and delivery of this Amendment, Purchaser and Sellers’ Representative shall deliver joint written instructions directing the Escrow Agent to disburse the entirety of the funds remaining in the Defect Escrow Account (as such term is defined in the Escrow Agreement) directly to Sellers’ Representative.

3.Each party hereto expressly warrants and represents that such party: (a) has full power and authority to execute and deliver this Amendment, and that this Amendment constitutes the valid and legally binding obligation of such party, enforceable against such party in accordance with its terms; and (b)(i) has read and understands this Amendment, (ii) has consulted with legal counsel with respect to the terms and conditions hereof, (iii) is fully aware of the legal effect of this Amendment, (iv) has entered into this Amendment freely based on such party’s own judgment with the advice of legal counsel and such other advisers as such party deemed necessary or advisable and (v) has received direct or indirect, tangible or intangible benefits and sufficient consideration in exchange for agreeing to the waivers and releases in this Amendment and shall not take a position to the contrary.

4.The parties hereto acknowledge and agree that the Specified Assets set forth on Appendix A attached hereto constitute Uncured Specified Assets (the “Remaining Specified Assets”). Notwithstanding anything to the contrary in the Agreement, including Schedule 8.17 thereof, the Parties hereby acknowledge and agree that (a) Schedule 8.17 of the Agreement is hereby amended to provide that the Specified Matters Cure Period has expired as of November 29, 2023, (b) the Remaining Specified Assets shall constitute Excluded Assets under the terms of the Agreement, (c) Sellers and their Affiliates, including AEP EnCap HoldCo, LLC, shall be free to enjoy all rights of ownership of such Remaining Specified Assets and to sell, transfer, encumber or otherwise dispose of all or any portion of the Remaining Specified Assets to any Person without restriction under the Agreement, and (d) Purchaser shall have no further rights or obligations under Schedule 8.17 of the Agreement or Section 8.2(b)(i), (ii), (vii), (ix), (x) and (xiii) of the Agreement with respect to such Remaining Specified Assets.

5.Except as expressly provided in this Amendment, all of the terms and conditions of the Agreement are and will remain in full force and effect, and are hereby ratified and confirmed by Sellers and Purchaser (for itself and as successor in interest to the Company). Without limiting the generality of the foregoing, the amendments contained herein will not be construed as an amendment to or waiver of any other provision of the Agreement or as a waiver of or consent to any further or future action on the part of any party hereto that would require the waiver or consent of any other party. Except as expressly provided herein or in the Agreement, this Amendment shall not release, waive or excuse, and each party hereto shall remain responsible and liable for, such party’s respective rights and obligations (or breach thereof) under the Agreement, as amended by this Amendment, arising prior to, on or after the date hereof. Each reference in the Agreement to “this Agreement,” “the Agreement,” “hereunder,”

“hereof,” “herein” or words of similar import will mean and be a reference to the Agreement as amended by this Amendment.

6.Each party hereto acknowledges and agrees that each of the non-party Released Persons are express third party beneficiaries of the releases of such non-party Released Persons contained in Section 1, and are entitled to enforce rights under Section 1 to the same extent that such non-party Released Persons could enforce such rights if they were a party to this Amendment. Except as provided in the preceding sentence, there are no third party beneficiaries to this Amendment.

7.All the terms and provisions of this Amendment are binding upon and inure to the benefit of each Party and its respective principals, heirs, personal representatives, successors, and assigns.

8.The following provisions of the Agreement are hereby incorporated into and specifically made applicable to this Amendment (provided that, in construing such incorporated provisions, any reference to “this Agreement” shall be deemed to refer to this Amendment):
Section 14.2    Governing Law
Section 14.3    Arbitration
Section 14.4    Headings and Construction
Section 14.6    Severability
Section 14.8     Entire Agreement
Section 14.9    Amendment
Section 14.17    Counterparts

[Signature Pages Follow.]

IN WITNESS WHEREOF, the undersigned have executed this Amendment on the date first set forth above.

AEP ENCAP:

AEP ENCAP HOLDCO, LLC

By:	/s/ Brooks Despot
Name:	Brooks Despot
Title:	Authorized Person

MANAGEMENTCO:

AMERADVANCE MANAGEMENT LLC

By:	/s/ Parker Reese
Name:	Parker Reese
Title:	President and CEO

[Signature Page to Waiver and Release Agreement and Amendment No. 2 to Securities Purchase Agreement]

PURCHASER (for itself and as successor in interest to the Company):

MRC HAT MESA, LLC

By:	/s/ Bryan Erman
Name:	Bryan Erman
Title:	Executive Vice President and General Counsel and Head of M&A

[Signature Page to Waiver and Release Agreement and Amendment No. 2 to Securities Purchase Agreement]

APPENDIX A

REMAINING SPECIFIED ASSETS

(a)The Wells described on Exhibit A-1 (the “Remaining Wells”);

(b)any and all Leases, Lands and other Oil and Gas Properties to the extent pooled, unitized, communitized with, or otherwise allocated to, such Remaining Wells; and

(c)any other Assets reasonably necessary or desirable for the ownership or operation of the assets described in clauses (a) and (b) above.

Appendix A